UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2012

THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2012, ThermoGenesis Corp. (“Company”), entered into an Exclusive Distributor Agreement and License (“Agreement”) with Arthrex, Inc. (“Arthrex”).  Under the terms of the Agreement, Arthrex will obtain exclusive rights to sell, distribute, and service the Company’s Res-Q60® (Res-Q) System technology for use in the preparation of autologous Platelet Rich Plasma (PRP) and Bone Marrow Concentrate (BMC) (“Products”). Under the agreement, the Company is granting Arthrex a limited license to use the Company’s intellectual property as part of enabling Arthrex to sell the Products. Arthrex will purchase Products from the Company to distribute and service at certain purchase prices, which may be changed after an initial period. The Agreement contains purchase minimums that must be met on a yearly basis. Arthrex also pays a certain royalty rate based upon volume of Products sold. The term of the Agreement is for 5 years, subject to extension right of an additional 3 years.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

For more information, see the Agreement attached as Exhibit 10.1, and the Press Release attached as Exhibit 99.1.

Cautionary Statement

A copy of the Agreement has been attached as an exhibit to this Report on Form 8-K to provide investors with information regarding it’s terms. Except for its status as a legal document governing the contractual rights among the Company and Arthrex in relation to the transactions described in this Item 1.01, the Agreement is not intended to be a source of factual business or operational information about the Company, Arthrex, or their respective businesses.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                                Exhibit Description

10.1*	Exclusive Distributor Agreement and License between ThermoGenesis Corp. and Arthrex, Inc. dated January 10, 2012

99.1	Press Release dated January 10, 2012

*Portions of this exhibit have been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP.,
a Delaware Corporation

Dated: January 13, 2012	/s/ Matthew Plavan
Matthew Plavan,
CFO and EVP of Business Development